EXHBIT 4.8



                                       RDC

                                  INTERNATIONAL



[GRAPHIC OMITTED]




(C)2000 RDC International Inc.

                                                               Offering Circular


                             RDC INTERNATIONAL, INC.
                                  Common Stock

                          $5,000,000 (5,000,000 Shares)

                 Minimum Subscription of $25,000 (25,000 Shares)



RDC International, Inc. (the "Company", "RDCI") is offering for sale to "Accredited Investors" as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended, (the "Act"), 5,000,000 shares of Common Stock, no par value, at a price of $1.00 per share.

Investors purchasing 100,000 to 300,000 shares will be issued warrants redeemable for an equivalent of 25% of the amount of shares purchased hereunder. Investors purchasing in excess of 300,000 shares shall be issued warrants redeemable for the equivalent of 50% of the amount of shares purchased hereunder. Warrants shall carry an exercise price of $1.50 each and shall have an exercise period of three years from the date of registration. Warrants shall be registered at the close of the offering.

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE RISK OF LOSS TO THEIR INVESTMENT. (SEE RISK FACTORS).

The shares have not been registered under the Act and may not be resold unless they are so registered or an exemption from the registration requirements of the Act is available.

The shares are being offered on a "best efforts" basis directly by RDCI. The funds will be turned over to the Company immediately upon acceptance of each subscription. All sales must be completed by December 31, 2000.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               Price to Investors*      Proceeds to RDCI*
Per Share              $1.00            $1.00
Total             $5,000,000            $5,000,000
-------------  -------------            ---------------------



              Date of this Offering Circular is September 31, 2000

* excluding warrants


(C)2000 RDC International Inc.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. THE SECURITIES OFFERED HEREBY SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A COMPLETE LOSS OF THEIR INVESTMENT. INVESTORS WILL BE REQUIRED TO REPRESENT THAT THEY ARE FAMILIAR WITH AND UNDERSTAND THE TERMS OF THIS OFFERING AND THAT THEY HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT THEY ARE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THIS INVESTMENT. PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS CONFIDENTIAL OFFERING MEMORANDUM (THIS "MEMORANDUM") OR ANY OTHER INFORMATION FURNISHED BY RDC INTERNATIONAL, INC. AS LEGAL, FINANCIAL, TAX OR OTHER ADVICE.

THIS IS NOT A PUBLIC OFFERING. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS THE COMMISSION OR ANY SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS MEMORANDUM IS CONFIDENTIAL AND IS SUBMITTED FOR USE SOLELY IN CONNECTION WITH THE CONSIDERATION OF THE PURCHASE OF THE SECURITIES OFFERED HEREBY IN A PRIVATE PLACEMENT. ITS USE FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. A PROSPECTIVE INVESTOR'S ADVISORS IN EVALUATING THE INVESTMENT MAY NOT REPRODUCE IT IN WHOLE OR IN PART EXCEPT FOR DELIVERY AND USE. ANY OTHER REPRODUCTION OR DISTRIBUTION OF THE OFFERING MATERIALS IN WHOLE OR IN PART, OR OTHER DIVULGENCE OF ANY OF THEIR CONTENTS, WITHOUT PRIOR WRITTEN CONSENT OF RDC INTERNATIONAL, INC., IS PROHIBITED. ANY PERSON ACTING CONTRARY TO THE FOREGOING RESTRICTIONS MAY PLACE HIMSELF AND RDC INTERNATIONAL, INC. IN VIOLATION OF FEDERAL OR STATE SECURITIES LAWS. THE OFFEREE, BY ACCEPTING DELIVERY OF THE OFFERING MATERIALS, AGREES TO RETURN THE OFFERING MATERIALS UPON REQUEST


(C)2000 RDC International Inc.

IF THE OFFEREE DOES NOT SUBSCRIBE FOR THE SECURITIES OFFERED HEREBY.

THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM WAS PROVIDED BY RDC INTERNATIONAL, INC.

PRIOR TO THE PURCHASE OF THESE SECURITIES, EACH PROSPECTIVE PURCHASER WILL BE GIVEN THE OPPORTUNITY TO ASK QUESTIONS AND TO RECEIVE ANSWERS CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING. EACH PURCHASER MAY OBTAIN ANY ADDITIONAL INFORMATION WHICH RDC INTERNATIONAL, INC. POSSESSES OR CAN ACQUIRE WITHOUT UNREASONABLE EFFORT OR EXPENSE, THAT MAY BE NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED IN THIS MEMORANDUM, WITH OR WITHOUT REFERENCE TO ITS PATENTS, COPYRIGHTS, TRADEMARKS OR TRADENAMES, IN WHICH THERE MAY BE A MEASURE OF CONFIDENTIALITY CRITICAL TO RDC INTERNATIONAL'S RIGHTS OR EXISTENCE, OR THAT OF THE INVENTOR'S RIGHTS, WHICH MAY BE CONFIDENTIAL, AND EXCLUSIVE NATURE THEREOF.

ALL INQUIRIES SHALL BE DIRECTED TO RDCI'S CHIEF FINANCIAL OFFICER, ANTHONY A. CELLA OR THE COMPANY'S OTHER OFFICERS, AUTHORIZED REPRESENTATIVES, INFORMATION OFFICER OR CONSULTANTS, AT THE ADDRESS OF RDC INTERNATIONAL, INC., 1819 MAIN STREET, SUITE 600, SARASOTA, FLORIDA 34236 (941) 365-9955.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF RDC INTERNATIONAL, INC. AND THE TERMS OF THIS OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES HEREBY OFFERED HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


(C)2000 RDC International Inc.

THE SECURITIES OFFERED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WOULD BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE SHARES OFFERED BY RDC INTERNATIONAL, INC. ARE SUBJECT TO WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER, WITHOUT NOTICE. RDCI RESERVES THE RIGHT TO REJECT AN ORDER, IN WHOLE OR IN PART, FOR THE PURCHASE OF ANY OF THE SHARES OFFERED.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS OFFERING CIRCULAR, AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RDC INTERNATIONAL, INC. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RDC INTERNATIONAL, INC. SINCE THE DATE OF THIS OFFERING CIRCULAR.

RDC INTERNATIONAL, INC. WILL PROVIDE ITS SHAREHOLDERS WITH AN ANNUAL REPORT CONTAINING FINANCIAL INFORMATION THAT HAS BEEN EXAMINED AND REPORTED UPON, WITH AN OPINION EXPRESSED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.




(C)2000 RDC International Inc.

TABLE OF CONTENTS

RDC INTERNATIONAL, INC.                                                       b



   OFFERING CIRCULAR SUMMARY..................................................2
                                                                              -

   AGREEMENT OF MERGER........................................................2
                                                                              -

   RDC INTERNATIONAL, INC.....................................................2
                                                                              -

   THE OFFERING...............................................................3
                                                                              -

   RISK FACTORS...............................................................4
                                                                              -

   USE OF PROCEEDS............................................................5
                                                                              -

   CAPITALIZATION.............................................................5
                                                                              -

   GOVERNMENT REGULATION......................................................6
                                                                              -

   LEGAL PROCEEDINGS..........................................................6
                                                                              -

   MANAGEMENT.................................................................6
                                                                              -

   BOARD OF DIRECTORS.........................................................7
                                                                              -

   COMMITTEES OF THE BOARD OF DIRECTORS.......................................8
                                                                              -

   DIRECTOR COMPENSATION......................................................8
                                                                              -

   DESCRIPTION OF SECURITIES..................................................8
                                                                              -

   REPORTS TO SHAREHOLDERS....................................................9
                                                                              -

   INDUSTRY OVERVIEW..........................................................9
                                                                              -
RETRIEVAL DYNAMICS CORPORATION                                               11
                                                                             --


   OUR COMPANY...............................................................11
                                                                             --

   MISSION...................................................................11
                                                                             --

   OBJECTIVES................................................................11
                                                                             --

   BUSINESS OVERVIEW.........................................................12
                                                                             --

   PRODUCTS..................................................................12
                                                                             --
     QxprintTM...............................................................13
                                                                             --

     DocLYNX7(TM)............................................................17
                                                                             --


   MARKET OPPORTUNITY........................................................22
                                                                             --

   COMPETITION...............................................................23
                                                                             --

(C)2000 RDC International Inc.                                                i

   MARKETING.................................................................24
                                                                             --

   Keys to meeting our strategic marketing objectives include the following:.24
                                                                             --

   STRATEGIC ALLIANCES.......................................................26
                                                                             --

   MARKETING RESEARCH........................................................26
                                                                             --

   RETRIEVAL MANAGEMENT......................................................27
                                                                             --

   OPERATIONS................................................................27
                                                                             --

   INTELLECTUAL PROPERTY RIGHTS..............................................28
                                                                             --
RDC INTERNATIONAL, INC.                                                      29
                                                                             --


   SUBSCRIPTION PROCEDURES...................................................29
                                                                             --

   INVESTOR SUITABILITY STANDARDS............................................30
                                                                             --

   PLAN OF DISTRIBUTION......................................................30
                                                                             --

   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PROSPECTIVE INVESTORS........31
                                                                             --

   RESTRICTION ON TRANSFERABILITY; REGISTRATION RIGHTS.......................31
                                                                             --

   FORWARD-LOOKING FINANCIAL INFORMATION.....................................32
                                                                             --

OFFERING CIRCULAR SUMMARY

The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere. Some information in this Offering Circular may contain forward-looking statements. You can identify these statements by their forward looking terminology such as, "may," "will," "expect," "anticipate," "continue," or other similar words. Forward-looking statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering forward-looking statements in this Offering Circular, each investor should keep in mind that these statements are unaudited and have not been reviewed by the Corporation's Independent Certified Public Accountant. In addition, each investor should consider the "Risk Factors" section and other factors noted throughout this Offering Circular before making any investment in the Corporation.


AGREEMENT OF MERGER
On June 5, 2000, Retrieval Dynamics Corporation, (hereby referred to as "Retrieval") a Florida Corporation, and Lautrec, Inc., ("Lautrec") a Florida Corporation, entered into a merger agreement, whereby Lautrec, Inc. acquired all of the outstanding common stock of Retrieval Dynamics Corporation.

Lautrec was organized on September 18, 1995, under the laws of the State of Florida, having a stated purpose of engaging in lawful activities. To the date of merger, Lautrec, Inc. has not entered into any activities.

Retrieval was organized on September 10, 1999, under the laws of Florida, having the stated purpose to engage in the development of information and data systems for the wireless communication industry.

Lautrec has filed an application to the NASD for the Company's shares to be quoted on the OTC Bulletin Board. The application to the NASD was made during the Commission comment period for Form 10-SB. The Company's application to the NASD consisted of current corporate information, financial statements and other documents required by Rule 15c211 of the Securities and Exchange Act of 1934, as amended. Inclusion on the OTC Bulletin Board permits price quotations for the Company's shares to be published by such service. The Company is not aware of any existing trading market for its common stock. The Company's common stock has never traded in the public market.

Immediately following the completion of the merger, Lautrec, Inc. notified the NASD and requested a company name change and corresponding stock symbol change. The Company requested the new name to be RDC International, Inc. ("RDCI") and stock symbol RDCX.

Subsequent to the completion of the merger agreement, Retrieval is now a wholly owned subsidiary of RDC International, Inc. As of July 14, 2000, RDCI's 8K was filed and accepted by the SEC and the Edgar database.

RDC INTERNATIONAL, INC.

RDC International, Inc., (the "Company", "RDCI") a Florida corporation, and Retrieval Dynamics Corporation, ("Retrieval") a wholly owned subsidiary, have their principal offices located at 1819 Main St., Suite 600, Sarasota, Florida 34236.

RISK FACTORS
An investment in the shares offered involves a high degree of risk and should be made only by persons who can afford the loss of their entire investment. (See "Risk Factors").



(C)2000 RDC International Inc.                                                2

THE OFFERING

Each prospective investor is urged to read this Memorandum in its entirety. Investment in the Shares involves a high degree of risk. See "Risk Factors."

Securities  Offered:  5,000,000  shares*  ("Shares") of Common Stock,  par value
                      $.0001 ("Common Stock").


Minimum Offering:       $ 5,000,000


Common Stock Outstanding:   Before Offering:  (approx.) 9,520,000 shares
                            After Current Offering: 13,000,000 shares (approx.)


Minimum Subscription:  $ 25,000 (25,000  Shares*),  unless  RDCI,  at  its  sole discretion, permits subscriptions for less.


Best Efforts Offering: The Shares are being offered on a "best efforts" basis by RDCI. The minimum amount is 5,000,000 Shares. Purchasers of the Shares must be "accredited investors," as defined in Rule 501 of Regulation D under the Act. Proceeds will be turned over to RDCI immediately upon acceptance of subscriptions. There will not be any escrow of subscription funds.


Investor Suitability: Subscribers will be required to submit a completed Confidential Offeree Questionnaire, in the form included in the Subscription Booklet appended to this Memorandum (the "Questionnaire"), in order for the Company to determine whether investor suitability requirements are satisfied. See "Terms of the Offering - Investor Suitability Standards."


Subscription Agreement: Purchases of Shares must be made pursuant to a Subscription Agreement in the form included in the Subscription Booklet appended to this Memorandum (the "Subscription Agreement") containing, among other provisions, representations and warranties by RDCI, investment representations by the subscriber, restrictions on transferability of the Shares, the registration rights referred to below, and indemnification relating to breaches of representations and warranties and to such registration rights.


Risk Factors: In addition to the other information contained in this Memorandum, prospective purchasers of the Shares in this Offering should carefully consider the discussion of "Risk Factors" contained in this Memorandum.


Use of Proceeds: Establish industry partnerships for services, software research and development and working capital.





* excluding warrants




(C)2000 RDC International Inc.                                                3

RISK FACTORS

THE SHARES  OFFERED ARE HIGHLY  SPECULATIVE,  INVOLVE A HIGH DEGREE OF RISK, AND
SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISK ASSOCIATED WITH THIS OFFERING.

Each offeree of the shares of common stock offered should, prior to purchase, carefully consider the following risk factors, as well as other information contained herein:

Extremely Limited Operating History. RDCI only recently commenced operations. Accordingly, an investment in the shares is highly speculative and is only a suitable investment for an investor who recognizes the high risks involved, and has no need for liquidity in the investment. RDCI business must be considered in light of the risks, expenses and problems frequently encountered by companies in their startup and early stage of development, particularly companies in new and rapidly evolving markets such as wireless communications. Specifically, such risks include the failure of RDCI to anticipate and adapt to a developing market, the rejection of RDCI services and products by wireless consumers, development of equal or superior services or products by competitors, and the inability to identify, attract, retain and motivate qualified personnel. There can be no assurance that RDCI will be successful in addressing these risks. There can be no assurance that RDCI can generate revenue growth, or that any revenue growth that is achieved can be sustained. Revenue growth that RDCI may achieve may not be indicative of future operating results. RDCI plans to increase its operating expenses in order to increase its sales and marketing efforts, fund greater levels of product development, increase its staff, and increase its general and administrative costs to support the anticipated enlarged organization. To the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, RDCI business results of operation and financial condition will be materially adversely affected.

Limited Financial Resources. The net proceeds of the offering, if the maximum amount is sold, are anticipated to be expended by RDCI in the next 10 months. However, RDCI may need to seek additional funds at that time through equity financing, which may result in dilution to the then existing shareholders, or through bank or other borrowings. There can be no assurance that any additional funds, if needed, will be available on terms acceptable to RDCI.

Technological Change; Dependence on New Services; Risk of Delays. The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements, and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need by companies from a multitude of industries to offer Web-based products and services. Accordingly, RDCI's future success will depend on its ability to adapt to rapidly changing technologies, its ability to adapt its services to evolving industry standards; and its ability to continually improve the performance, features and reliability of its network in response to both evolving demands of the marketplace and competitive service and product offerings. The failure of RDCI to adapt to such changes and evolution would have a materially adverse affect on RDCI business, results of operations and financial condition.

No Dividends. RDCI has never paid a cash dividend on its common stock, and does not intend to pay cash dividends in the foreseeable future. It currently intends to retain substantially all future earnings for use in its business.

Control by Management and Discretion in the Use of Proceeds. All of the net proceeds of this offering will be used for the purposes discussed in the Use of Proceeds section as well as for general working capital purposes to be expended in the sole discretion of the Board of Directors.

Lack of Market for Shares. There is presently no public market for RDCI common shares, and none is likely to develop unless RDCI completes a public offering of its shares. There can be no assurance that the shares offered could be resold.

(C)2000 RDC International Inc.                                                4

Determination of Offering Price. The offering price per share was determined arbitrarily by RDCI and is not based on net worth, earnings or other established investment criteria of value. Accordingly, there can be no assurance that the shares offered could be resold at the offering price, if at all.

Market Acceptance. RDCI's ability to successfully market its products will depend upon its acceptance by Internet customers. There can be no assurance that RDCI will be able to achieve commercial acceptance of its wireless application software.

Restricted Securities. Any securities sold by RDCI will be sold pursuant to the exemptions claimed under the Securities Act of 1933 and certain state securities laws. Purchasers of the shares do not have any right to require the registration of the shares under the 1933 Act. The shares may not be resold unless they are subsequently registered under the 1933 Act or exemption from registration is available. The shares will bear a legend specifying such restrictions and will be restricted as to transfer. As a result, the purchaser must bear the economic risk of the investment in shares for an indefinite period of time.


USE OF PROCEEDS
The net proceeds to RDCI from the sale of the shares offered will be approximately $5,000,000 if the Offering is raised. The proceeds will be used for product development and working capital. Until funds are needed they may be invested in short-term obligations and money market funds. The funds will be used as follows:




Operating Partnership Development     $ 1,500,000
 Product Research & Development       $ 2,500,000
         Working Capital              $ 1,000,000
                                      -----------
              Total                   $ 5,000,000



CAPITALIZATION
The following table sets forth the estimated Pro-Forma capitalization of RDC International, Inc. and its consolidated wholly owned subsidiary, Retrieval Dynamics Corporation, at May 30, 2000, and is adjusted to give effect to the sale of the maximum number of the shares offered.




                         Consolidated           Pro-Forma
                        Estimated (1)         Adjusted (1)
                        -------------         ------------
Stockholder's Equity    $ (332,324)           $ 4,667,672*
Total Capitalization    $ (332,324)           $ 4,667,672*


     (1) Financial information presented above is UNAUDITED and has not been reviewed by our Independent Certified Public Accountants.

* excluding warrants


(C)2000 RDC International Inc.                                                5

GOVERNMENT REGULATION
Currently, we are not subject to any direct laws or regulation by the Federal Communications Commission or any other governmental agency (other than those which govern general business practices). In the future, our services and products, or those of our wireless service provider, may become more regulated, thus affecting the cost of doing business and our profitability.


LEGAL PROCEEDINGS
         We are not currently subject to any material legal proceedings. However, we may from time to time become party to various proceedings arising in the ordinary course of business.


MANAGEMENT
The executive officers of RDC International Inc., with a brief description are as follows:


Name                   Age      Position
-------                ---      --------------------
Peter Voghel            36      Chief Executive Officer/Chairman of Board
Anthony A. Cella        55      Chief Financial Officer/Board member
John Harkola            48      Vice President of Marketing/Board Member
Clifford Tager          42      Corporate Secretary/Board Member

Peter M. Voghel is Chairman of the Board of Directors and CEO of RDCI. While attending Broward College he was recruited by Motorola to become involved in their engineering group. He has been involved in electronic information management since the mid-1980s, and founded two successful companies involved with document imaging and management services. In 1987, he formed Advanced Information Management in Jacksonville, Florida, where he drove revenues to over $5 million annually. He sold his interest in this company and began a successful consulting practice assisting in the start up and management of over 20 companies. Additionally, he has advised private and publicly traded firms regarding business, strategy and product development and deployment.

Anthony A. Cella, C.P.A., is Chief Financial Officer and a member of the Board of Directors. He is a graduate of St. John's University in New York and received his masters degree in finance from NYU. His background is in SEC filings and financing start-up operations. Prior to joining the company, he was CFO with a technology-based operation. Mr. Cella started his career with Ernst & Young, a New York-based public accounting firm, and moved into private industry in 1970, with USV Pharmaceutical Corporation and Ametek, Inc.

John Harkola is Vice President of Marketing and a member of the Board of Directors. His 30-year career in executive management and marketing for a client base that included such firms as Kodak, Bausch & Lomb, Xerox and IBM is steeped in technology applications. He has won international and national awards and industry honors. Mr. Harkola was previously the executive vice president/director of a marketing/media production company based in Rochester, New York and Dallas, Texas, and of a marketing communications firm in Lincoln, Nebraska.

Clifford Tager is the Intellectual Property Counsel, Corporate Secretary, and a member of the Board of Directors. Mr. Tager established his private law practice in 1991. He specializes in all aspects of intellectual property law matters including patents, trademarks, copyrights, trade secrets, trade dress, computer software, licensing and litigation. Mr. Tager received a Juris Doctorate from The George Washington University, National Law Center.

(C)2000 RDC International Inc.                                                6

BOARD OF DIRECTORS

On June 20, 2000, after the completion of the agreement of merger, the shareholders of the new consolidated corporation, RDC International Inc., elected and installed a new Board of Directors. Those individuals elected and installed were: Messrs. Voghel, Cella, Tager and Harkola, all of whom are officers of RDCI. In addition, the shareholders also elected and installed Messrs. Reiter, Vossler and Bengtson, who previously held Directors positions with Retrieval Dynamics Corporation.

Alan A. Reiter is president of the pioneering consulting firm Wireless Internet & Mobile Computing. Mr. Reiter has been analyzing the convergence of the wireless communications and computing industries since 1978. His firm analyzes such areas as smart wireless devices, wireless e-commerce, wireless information services, wireless portals, wireless access to corporate databases, wireless security and wireless advertising. Clients range from multinationals to small startups and have included/include: BellSouth, Ericsson, Motorola, Nokia, Proxicom and the Wireless Data Forum. Previously, Mr. Reiter established the world's first wireless computing newsletter and was instrumental in establishing the world's first cellular magazine. He also established the first cellular conference, the first wireless data conference and helped develop Telocator
Network of America (now called the Personal Communications Industry Association). Mr. Reiter has a B.A. in English and Writing, a M.S. in broadcasting, and has completed additional graduate courses in electrical engineering for telecommunications, and science, technology and foreign affairs.

Bradley J. Vossler, Chief Development Officer for Retrieval Dynamics and member of the Board of Directors, has been at the forefront of computer applications technology for the past 10 years. He has extensive experience with Internet-related technologies and specializes in using both emerging and established technology to satisfy business needs. His unique blend of business and computer education from the University of Nebraska-Lincoln and experience allows him to envision and build practical applications for today's business world. Mr. Vossler has worked with businesses of every size from single-owner consulting companies to multi-national information technology corporations. His background includes the use of several programming platforms; Internet and Intranet networking planning, installation and configuration; and SQL database management and configuration.

Rob Bengtson has over eight years of professional Internet development experience. He is well versed in Internet protocols and the hardware/software necessary to setup new Internet sites. Along with his Internet development experience, Mr. Bengtson is experienced with Visual Basic, Microsoft SQL server and various other platforms and programming languages. He received his B.S. in computer science and engineering from the University of Nebraska-Lincoln. He worked for a national magazine publisher and has been integral in the creation and subsequent development of their Internet publishing initiatives. In 1997, he and a partner founded Cepter Enterprises, a computer consulting firm specializing in database publishing on the Internet. Mr. Bengtson will be advising the company on its backend web development strategies.

We plan to expand our board to include representatives of hardware providers, real estate agents and brokers, attorneys, and other mobile professionals.

Our executive officers will be appointed by and serve at the discretion of our Board of Directors. We expect that our non-employee directors will devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our executive officers, directors, or key employees.


(C)2000 RDC International Inc.                                                7

COMMITTEES OF THE BOARD OF DIRECTORS

The compensation committee:

     o Determines the compensation of senior executive officers (chief executive officer and president, chief operating officer, and chief financial officer), subject, as the Board so directs, to the Board's further ratification of the compensation;
     o Determines the compensation for other officers or delegates such determination to the chief executive officer;
     o Grants options, stock, or other equity interests under our stock option or other equity-based incentive plans; and
     o Administers those plans and, where such plans specify, our employee benefit plans.


The audit committee:

     o Makes recommendations to the Board concerning the engagement of independent accountants;
     o Reviews with the independent accountants plans and results of the audit engagement;
     o    Approves   professional   services   provided   by   the   independent
          accountants;
     o    Considers the range of audit and non-audit fees;
     o Verifies that auditors, internal and external, are independent of management and are objective in their findings;
     o Reviews annual CPA audit and recommendations of internal controls and related management response;
     o    Reviews the audit reports with management and the auditor;
     o Oversees the internal audit function; and o Monitors management's efforts to correct deficiencies in any audit examination.


DIRECTOR COMPENSATION

Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and discretionary grants of stock options, directors will not be compensated for their services as directors.


DESCRIPTION OF SECURITIES

RDC International, Inc. has authorized 20,000,000 shares of common stock, $.0001 par value, and 3,000,000 shares of preferred stock, no par value. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Voting is non-cumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of RDC International, Inc. from funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are non-assessable and are not subject to redemption or conversion and have no conversion rights.

The preferred shares have no voting rights. To date, no preferred shares have been issued.

The offering price of the shares has been arbitrarily determined by RDCI. The offering price bears no relationship to assets, earnings, book value or any other commonly used criteria for valuation.



(C)2000 RDC International Inc.                                                8

REPORTS TO SHAREHOLDERS

RDC International, Inc. will provide its shareholders with an annual report containing audited financial statements.


INDUSTRY OVERVIEW

Data communications is the fastest growing segment of the communications industry. The Internet, in particular, has emerged as one of the fastest growing communications media in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation
(IDC) estimates that the number of Internet users worldwide will grow from 196 million in 1998 to 502 million by 2002. Forrester Research, Inc. projects that the total market for Internet access and hosting will grow from $3.7 billion in 1998 to approximately $56.6 billion by 2003.

Traditionally, small and medium sized businesses have relied on low speed lines for data transport. Data communications, particularly through the Internet, have made it possible for smaller companies to compete more effectively with larger competitors. Most companies, particularly small and medium sized businesses, lack the expertise, capital or personnel required to install, maintain and monitor their own web infrastructures. With the convergence of wireless communications and Internet services, more businesses each quarter are opting for wireless technology to meet their data and communication needs.

In recent years, the proliferation of wireless communications solutions has extended the reach and connectivity of mobile professionals. For example, in voice communications, cellular telephones have enabled mobile users to place phone calls from virtually any location. Similarly, advances in wireless data communication, including wireless local area networks (LANs) have enabled the extension of enterprise networks to the notebook computers and the handheld information communication devices of mobile users. The projected growth of wireless data communication systems, driven by increasing connectivity options for mobile users, will result in increased accuracy, timeliness and convenience of information access, thereby reducing costs and improving productivity.

Approximately 48 million U.S. workers have jobs that require them to be mobile much of the time. These workers cannot afford to be out of touch if they are expected to compete successfully in the Information Age. These mobile professionals need tools that provide them with real-time access to mission-critical information at all times.


(C)2000 RDC International Inc.                                                9

                        RETRIEVAL DYNAMICS CORPORATION (A
               WHOLLY OWNED SUBSIDIARY OF RDC INTERNATIONAL, INC.)




OUR COMPANY

Retrieval Dynamics Corporation, ("Retrieval"), a wholly owned subsidiary of RDC International, Inc., provides wireless server based information management services for professionals. Its temporary offices are located at 1819 Main St., Suite 600, Sarasota, FL 34236 and its telephone number is (941) 365-9955. Retrieval maintains a web site at www.retrievaldynamics.com. Information contained on our web site does not constitute a part of this prospectus.


MISSION

Retrieval Dynamics Corporation conceives and develops industry-specific wireless software and service solutions for mobile professionals. Retrieval is first and foremost an eWASP(TM), a term that describes our core offerings and is an acronym for "electronic wireless application service provider." As a service provider we focus on developing and offering wireless application services.


OBJECTIVES

Retrieval is a growing company. Our objective is to be the niche provider of eWASP(TM) technology and information management tools by using our expertise in application development. We will develop Qxprint(TM) as the ultimate back office tool that will let clients send documents from any wireless device in real-time through print, fax, or e-mail. DocLYNX7(TM) will provide the mobile professional a data application and information tool, bundled with vertically specific functionality offering a complete wireless solutions for their business needs. We seek to maximize our recurring revenue stream initially by extending our eWASP(TM) services to a variety of professional vertical markets. Our objectives for our software applications include the following key elements:


     o sell our products in many vertical markets, as the market for wireless technologies is developing;
     o successfully launch Qxprint(TM)as a horizontal wireless application marketed to any mobile sales professional;
     o pursue marketing opportunities which allow Retrieval Dynamics to develop the market presence needed to support sales goals and to attract developers of new products and services;
     o maintain and strengthen our strategic relationships with suppliers and customers;
     o focus on providing a quality product, in addition to support and development after the sale;
     o utilize our expertise in management to deliver products and services in a timely manner, control costs, and manage budgets;
     o pursue selective partnerships to expand our capabilities products and services;
     o    build the infrastructure to support our future broadcasting services.


(C)2000 RDC International Inc.                                               11

BUSINESS OVERVIEW

We offer a broad range of skills in designing, developing, selling and supporting our software and service solutions. We are able to offer these capabilities based on our engineering expertise in developing platforms and applications providing support for these solutions, and partnering with industry leaders to expand and enhance our current and future offerings.

Retrieval will form co-marketing and strategic alliances and partnerships to build its brand, offer an international presence, and drive multiple revenue streams.

We have all of the tools necessary to provide our customers with solutions for their information management needs. Our development and management team members have more than 150 years combined experience in the information and data management field. Our team has a mandate to identify new ways to assist the mobile professional in becoming more productive. Our initial wireless applications, Qxprint(TM) and DocLYNX7(TM) will enable users to easily manage vast amounts of information in various formats, including documents, forms, pictures, streaming video, e-mail, and fax. Other features include video conferencing, voice recognition and a Personal Information Management (PIM) tool. We will offer our customers several subscription packages that will include the software, print and fax on demand features, and a set number of minutes of wireless Internet service per month.


PRODUCTS
Our initial offering is Qxprint(TM), a back office tool for the mobile professional. QxprintTM is best described as a thin client application that the user can access with any wireless data device. Through a Partnership with a national leader in print-on-demand technology, Qxprint(TM) will offer a sample document library that can be selected, viewed, customized and cataloged for users of Wireless Application Protocol (WAP) cell phones, Research in Motion's
(RIM) and Motorola's two-way pagers, Palm devices and any other wireless device. The service will be accessed through Retrieval's web site. The customer can manage and upload documents that will be convertible to a secure read-only Adobe PDF file which can be accessed via a wireless device and sent via e- mail, fax, or printed mail to the customer's selected contact.

Our other wireless application, DocLYNX7(TM), will enable users to warehouse documents, forms, pictures, and streaming video; send e-mail and faxes; print on demand; provide text to speech capabilities; and retrieve the stored mediums to their laptop or hand-held computer. DocLYNX7(TM) is a full-blown client application that the user will install via CD-ROM or download on their desktop, laptop, or handheld computer.

Currently, this product works on a Windows NT/98 platform, which is useable on most laptops with a Cellular Data Packet Distribution (CDPD) and normal wired dial-up. We plan to manage information by spooling information from the DocLYNX7(TM) client to other handheld platforms such as Windows CE devices, cell phone browsers such as Phone.com's Unwired Planet, and RIM two-way pagers. We will partner with middleware providers such as Broadbeam and Air2Web to deliver the content via WAP, Short Messaging System (SMS) phones, or any other medium.


(C)2000 RDC International Inc.                                                12

QxprintTM

The Qxprint(TM) engine was designed to allow wireless devices the capability to direct the retrieval of data to a fulfillment center. The additional functionality of attaching real-time information to the retrieved data opens limitless possibilities. Wireless devices connect via thin client software to the Internet and our data transaction application server. The real time data is merged with the retrieved data and the new information is formatted and passed on for distribution. An e-mailed confirmation message is bounced back to the originator. The transaction is recorded and can be easily accessed for review and auditing.

The Qxprint(TM) engine is an enterprise solution making possible variable order entry and fulfillment on a wireless platform. Any enterprise with a mobile professional base can use the Qxprint(TM) solution to more cost effectively facilitate any number of functions from remote ordering to back office services.

Qxprint(TM) will work on virtually any wireless appliance ranging from the RIM two-way pagers, WAP phones, and assorted Personal Digital Assistants (PDAs). Each wireless device will be presented with a unique custom interface consisting of menu choices driven by our transaction servers.




[GRAPHIC OMITTED]











(C)2000 RDC International Inc.                                                13

Qxprint.com

Through Qxprint.com, Retrieval will be able to offer the most sophisticated real-time back office solution to the mobile professional. Qxprint.com will allow the user to merge contacts to customer selected documents. With a simple execute command the information is sent to the print-on-demand facility for fulfillment by postal, e-mail or fax. A return e-mail confirmation receipt is sent to the client. The service will work on virtually any wireless appliance ranging from the RIM two-way pagers, WAP phones, and assorted Personal Digital Assistants (PDAs).


The most exciting element of Qxprint.com is that the service is driven by our customers. Qxprint.com will allow customers to upload and store several documents which they can choose to fax, e-mail or mail hard copy to their prospects at any time from their wireless device. The website will contain a secured customer log in and account management section which will allow the customer to audit their transactions and edit their documents and contacts online Furthermore, an Active X script will allow the customers to export and store their Outlook(R), Lotus(R), Act(R), or Goldmine(R) contact lists to our website for easy access anywhere and anytime. In the future Retrieval will retail wireless devices and solutions from the public section of the site. By doing so, Retrieval can offer several complete packaged solutions.



[GRAPHIC OMMITTED]



(C)2000 RDC International Inc.                                                14

[GRAPHIC OMMITTED]








The graphic above illustrates the information flow of Qxprint(TM). In Step 1, at Qxprint.com, documents are selected from the user library or uploaded by the client to their personal library. Contacts from their PIM can also be uploaded for later use. Step 2, the client can assign a contact with a document using any one of a number of wireless devices and select a delivery format. Step 3, the contact information is merged with the document and sent as e-mail, fax or printed and mailed from the fulfillment center. Step 4, a confirmation e-mail is sent to the client.



(C)2000 RDC International Inc.                                                15

[GRAPHIC OMMITTED]


(C)2000 RDC International Inc.                                                16

DocLYNX7(TM)
DocLYNX7(TM) provides the mobile professional with a wireless data application and/or information tool that is capable of interfacing with a variety of networks, operating systems and platforms, thereby minimizing the complexity associated with wireless networks.

The DocLYNX7(TM) solution is truly cutting-edge. For the first time in the history of mobile computing, a suite of vertically specific (but scalable) services is bundled in a client application with an application server that provides wireless access to shared information. DocLYNX7(TM) translates years of user knowledge and experience into practical wireless applications customized for the specialized needs of the market/industry. Additionally, the DocLYNX7(TM) documentation is easy to use, having been written by writers and end-users rather than software designers. DocLYNX7(TM) is explained in exceptionally clear and understandable terms.

The key is our user-defined interface. We believe the mobile professional has never had such capabilities in an easy-to-use tool.

Many products on the market today can help professionals perform their jobs better. There are Personal Information Managers, schedulers, collaboration tools and any number of other applications that could be of use, but few people have the time and patience to learn how to use them all. Most people end up using a fraction of what is available and benefit from only a fraction of the functions of those tools they do use. What's more, people seldom learn their tools well enough to use them together to help them most efficiently achieve their goals. An example is shown in Figure 1. Notice how none of the components work together, and each system needs its own version of common information. In the case below, file and contact management functions must be built into each component separately, which means the user must supply the information in different ways in different applications.

[GRAPHIC OMMITED]





Figure 1: Non-integrated systems operate inefficiently by not working together - none of the pieces fit.


(C)2000 RDC International Inc.                                                17

DocLYNX 7TM has solved this problem by providing all the most useful tools in a single, simple, integrated interface: email, calendar, scheduling, picture capture and retrieval, forms processing, document warehousing, collaboration and more - all from within the same interface and all just a click away. This allows the user to learn one methodology for performing several tasks, which increases efficiency and effectiveness and reduces learning time. Each component of DocLYNX 7TM has been built to work with every other component to provide seamless sharing of information and functionality between all components - see Figure 2.

Common tasks such as sending a document to a client or associate, faxing a proposal or listing a new property have been automated by the use of intelligent wizards. These wizards step the user through each phase of the process to allow them to accomplish their goals as easily as possible. The integration of technologies is what makes DocLYNX 7TM unique in the technology marketplace.



[GRAPHIC OMMITTED]



Figure 2: All the pieces of DocLYNX7(TM) fit together to provide a true working solution for the user.

DocLYNX 7TM is a unique and efficient blend of all the components needed for a mobile professional to compete in today's market. Each component has great value in and of itself, but the value of all the components together in a single package is much greater due to DocLYNX7(TM)'s integration.

DocLYNX 7TM uses accepted industry standard technology in all its functionality. This allows it to interact with other systems now and in the future. The program was designed and built from its inception to seamlessly interface with wireless technology - the technology of the future.

Our initial product is personalized for the real estate professional. We intend to develop similar applications for financial, legal, construction, insurance and other industries.



(C)2000 RDC International Inc.                                               18

Features of DocLYNX7TM

Document Library. The document library allows the professional to scan documents into the database from a national business support company. We are currently seeking a strategic relationship with a national organization to provide not only the scanning capabilities, but also a large number of print-on-demand features and other business support functions. The documents scanned into the library are easy to search and retrieve based on keyword, date, or subject. The professional queries the library by any number of terms; for example, the real estate professional could enter street address, closer, buyer, etc. The document is displayed as a result of the search. The professional is then able to print the document to mail, send electronically, or fax on demand for a total collaborative effort.

Forms. DocLYNX7(TM) will provide on demand all forms relevant to the industry. All state and federal certified forms will be available in the system. As such, the professional will have the ability to recall these forms as needed and share them much in the same way as those completed forms which have been scanned into the document library. The state and federal forms will be available for print, fax, or e-mail as needed.

Pictures. DocLYNX7(TM) allows professionals to post still pictures and streaming video to web sites via hand-held picture books or through wireless or wireline communication networks. These captured images may be shared via e-mail immediately upon capture. Additionally, with the picture book and wireless transmission, the professional is able to retrieve pictures on demand and share that information with their clients or co-workers in real time in the field.

E-mail and Faxing, E-faxing. As has been alluded to in earlier feature descriptions, DocLYNX7(TM)provides for e-mail and faxing services at any time.

Video Conferencing. The video conferencing features of DocLYNX7(TM) allow for remote mentoring with continued education and training, and interaction with other DocLYNX7(TM) users. Often, training is done at a remote location with little or no follow-up on technique and application. The video capture feature of picture book equipment allows trainees to broadcast their client interactions to a mentor for evaluation and improvement. A professional seeking advice on a particular issue is able to interact with other users in real time who may have already experienced and overcome the issue.

Voice Recognition. Using voice recognition, DocLYNX7(TM) users are able to reduce the time they spend transcribing notes or entering information. The professional is able to dictate the information directly into the system for immediate upload and possible printing. Additionally, voice recognition allows the user to attach audio files to text or files for further explanation of listing or features.



[GRAPHIC OMITTED]




(C)2000 RDC International Inc.                                                19

Example

 - DocLYNX 7(TM) For the Real Estate Professional

[GRAPHIC OMITTED]


(C)2000 RDC International Inc.                                                20

[GRAPHICS AND LOGO OMITTED


(C)2000 RDC International Inc.                                                21

[GRAPHIC OMITTED]


SERVICES
The services we plan to offer or which are being developed include:

     *    Web server based image/information and information management
     * Client solutions that interface with video- enhanced mobile computers configured to our specifications.
     * A wireless data management based ISP service providing image conversion (outsourced) and managed access
     * Print on demand through cooperation with a nationally-recognized print fulfillment company


MARKET OPPORTUNITY
         The beginning of a new millennium marks the beginning of a wireless revolution so powerful that not one but several new markets are being defined before our eyes. Corporations, driven by fear of "perfect competition" where neither buyers nor sellers can affect prices, are looking to wireless technology as a strategic weapon that gives them a competitive advantage. A recent report from Cahners In-Stat Group estimates that by the year 2002, medium and large firms will spend over $117 billion on wireless equipment and services, more than double the $54 billion spent in 1998. ("A Wireless Revolution: Medium and Large Market Wireless Opportunities," Wireless Week, December '98)

         Furthermore, the compound annual growth rate for wireless data from 1996 through 2003 is projected to be 35 percent. The market is expected to grow to 10 times its current value and reach close to $2.5 billion by the year 2002. (Frost & Sullivan reports, "Mobile Data Services: How to Keep Your Customers and Profits Moving" and "North American Wireless Office Markets," November '97) Gartner Group also predicts a growing industry. "The opportunity for wireless data communication in the United States is huge, with 25.3 million of the 112.1 million workforce having a mobile job requirement."
(European and North American Wireless Data Trends, February 2000)

         Business Week, June 5, 2000, projects that soon wireless users will outnumber wired ones, with the U.S. user base growing from 560,000 in 1999 to
73.1 million in 2003. Growth globally will also be dramatic, from 91,000 to 72.0 million users in Western European countries; 460,000 to 143.4 million in Asia and the Pacific Rim; and 3.8 million to 40.9 million users in Japan. The article also projects an increase from 5 million wireless Internet subscribers today worldwide to 330 million in three years.

The integration of wireless networks with the Internet combined with the convergence of "smart" mobile devices incorporating newly-designed web browsers and operating systems that will accommodate third- party applications will drastically change the way millions of people around the world conduct their businesses and utilize their leisure time. The strongest user demand for wireless Internet services comes from three categories: e-mail messaging, World Wide Web browsing, and pull content (also known as Web clipping). Of the three, e-mail messaging is the most critical. Workers rely on e-mail and want access to it all the time, even when they don't have access to a phone jack. Other popular applications for the mobile professional include document retrieval, print and fax on demand, voice recognition, video conferencing, and personal information management.

Being away from the office is no longer an excuse for being non-productive. Vendors develop new portable computing devices at breakneck speed. Wireless data allows customer service, sales executives and other members of the team to perform where customer demands dictate and with minimal restriction. This will be a key revenue producer for companies with 100 or more employees, and will provide a wide marketing opportunity for wireless equipment, wireless applications development and wireless services.

Today's wireless data transmission rates of 9.6 Kbps and 14.4 Kbps are too slow for most users when dealing with e-mail attachments such as word processing and spreadsheet documents. Nearly two-thirds of 500 respondents to a Cahners In-Stat Group survey said it was very important or extremely important to view attachments over wireless e-mail. (Wireless Week)


(C)2000 RDC International Inc.                                                22

Slow speed isn't the only barrier to user satisfaction. Many of the portable devices available today such as pagers and palmtop computers cannot accommodate viewing attachments due to a small screen size.

As with any emerging market, companies are scrambling to offer their solutions. Such business models that currently exist in the wireless industry include wireless Internet service providers (WISP), wireless application service providers (WASP), and wireless applications developers. WISPs include Sprint PCS, AT&T, GoAmerica, Palm, and Verizon (Bell Atlantic and Vodaphone's joint venture company). WASPs include Aether Systems, Geoworks, and Retrieval. Application Developers include Microsoft, Phone.com, Aether, and Retrieval.

As noted in a recent webzine issue of Red Herring magazine, "WASPs enable businesses to adapt their Internet content and enterprise applications for wireless devices. WASPs can enable any application. Current WASP offerings include stock trading, consumer banking, news, e-commerce and access to applications such as Microsoft Outlook or IBM Lotus Notes. Although varying WASP business models exist, the generic models consist of either hosted or on-site applications."

(http://www.redherring.com/investor/2000/0407/inv-
vwireless040700.html)

Retrieval Dynamics Corporation provides a total solution to the mobile professional. The company is positioning itself as a vertical centered Wireless Application Service Provider. Also, the company will continue to develop multi-platform applications to benefit mobile professionals. Retrieval is ready to enter this marketplace and become a leader in providing a complete mobile solution to the real estate professional and other vertical markets. Our potential client has an income of over $85,000 annually and is either self-employed or a partner in a firm. We are confident that the top 10 percent of income earners in the identified verticals will show an initial interest in Retrievals services. Our goal is to convert 20 percent to DocLYNX7(TM) subscriptions within three years, by providing them with tools that allow them to access real-time information on demand. Our goal for Qxprint(TM) is to achieve 5,000 customers in the first fiscal year, 70 percent from direct mail and 30 percent from basic marketing.


COMPETITION
         The market for information management services is worth an estimated $3.8 billion at end-user value in 1999 and is projected to grow at 20 percent (AIIM, August 1999 and Infocorp.) The market for wireless data services is becoming increasingly competitive. Companies such as OpenSky, Aether Systems and Riverbed are providing limited content but have the resources to offer similar services. We will partner with large systems integrators or similar companies to offset any encroachment by these firms. As the barriers for entry into wireless communications decrease, the number of competitors will increase. While these competitors will have the ability to provide much of the same offering, we are confident in our ability to provide these services better than our competitors, with more value added.

Initial competition for DocLYNX7(TM) will come from companies such as CreSenda, Tegris, and Cyclovision. These companies provide a service to the real estate agent, which is only one vertical of the DocLYNX7(TM) solution.

Other competitors include vVault.com which provides a similar solution to Qxprinta called BeamDocs. Their solution lacks the print on demand feature. We are confident that Retrieval can offer expanded services in a more cost effective manner. Additionally we offer the back office support needed to drive a multi-million dollar business.

(C)2000 RDC International Inc.                                                23

MARKETING
Our strategy is to become a dominant provider of wireless data applications and information management solutions by using our engineering expertise and knowledge of information management; aggressively promoting our product through direct sales, advertising, Internet branding and trade show marketing, and forming strategic alliances with key industry leaders. We seek to maximize our recurring revenues by providing monthly ISP and wireless services for our applications along with site licenses for our enterprise editions. We also plan to enter new domestic and foreign markets by expanding into other vertical and horizontal markets, increasing the number of our channel partner relationships, and fostering new strategic alliances.

Keys to meeting our strategic marketing objectives include the following:

Build critical mass.
Our company must build a branding strategy through aggressive promotion of our vertical market based applications. This can be done through advertisements in various trade specific magazines and websites. We plan to have a presence at several trade shows where we can demonstrate our products and services. Our marketing strategy includes press releases on new developments along with speaking engagements for top managers to promote and build brand awareness. Also the company may seek the expertise of a large public relations firm to build top of mind awareness not only in our vertical markets, but also the investment community.

Develop the market for existing and new products for mobile professionals.
Our initial focus is on meeting the needs of the mobile professional. We focus on the sales professional who understands the value of real time information and the ability to share that information with their clients, colleagues and offices in a timely manner. We plan to develop a complete solution, which includes the software as well as the platform on which to drive their information needs. We will develop additional services, which will expand and enhance the capabilities of DocLYNX7(TM) and Qxprint(TM). These enhanced functions will empower our professional clients to use information more efficiently and effectively.

Expand into new industries.
We believe that we can apply our information management solutions and wireless applications in any market, including, but not limited to, real estate, financial, insurance, construction, industrial, and legal. Additionally, the products are easily adaptable to horizontal markets including traditional industrial businesses, manufacturing and distribution.

Our long-term strategy is to become a business content broadcaster/manager through DocLYNX7(TM) Broadcasting. As wireless speeds increase, this service will become a larger part of our strategic plan for subscriber retention. We envision a time when our clients will participate in an online community where one can watch video, conference with peers and clients, and view remote professional activities with wireless streaming video.

Pursue channel partners, direct response marketing, and strategic acquisitions. We intend to market our products through channel partners who share our goals and values, direct marketing efforts and traditional marketing. Additionally, we are seeking strategic alliances with companies who could provide us access to their databases.



(C)2000 RDC International Inc.                                                24

Develop our customer base and strengthen the DocLYNX7(TM) and Qxprint(TM) brands through enhanced sales and marketing promotions. We intend to be aggressive in our marketing mix by promoting the DocLYNX7(TM) and Qxprint(TM) brands. We intend to target the DocLYNX7(TM) sales force in the real estate industry, property management, financial services, insurance, construction, etc. Initially, we will begin a beta testing phase that will allow us to collect and analyze customer feedback. With this information, we can formulate a print and Internet advertising campaign along with presentations and exhibits at trade shows to generate top of mind awareness targeted to the mobile professional.

         Other immediate sources of promotion for both DocLYNX7(TM) and Qxprint(TM) will include direct mailings, e-mail blasts, telemarketing, aggressive one-on-one sales, and event marketing. The company will develop an outbound Internet marketing campaign with the assistance of Kana Communication's Kana Connect product, a 24/7 e-mail response generator, which fully automates permission based e-mail marketing promotion.

         As the company is capitalized, we will begin a direct sales campaign by contracting with regional sales offices and software resellers. We will use sales coordinators to set 50 percent of our sales teams' engagements as well as to remove the administrative burden associated with field sales. Our reporting methodology will allow us to accurately forecast sales events and to track activities remotely at a high level.

Develop an in-house marketing communications and customer support program.
         Our marketing staff will develop marketing and sales literature along with a demo CD that will be used as a sales tool and in direct mailings. We will maintain the highest standard regarding the use of our trademarked logos and graphics. Our website will be constantly updated to show our most recent developments and partnerships.

         The company will strive to offer the best customer service possible by providing solutions and answers in a timely fashion. The company will automate e-mail responses for common questions or problems through the use of Kana Response. To achieve long-term success, the company must strive for other elements: superior customer service, customization of products and services, interactivity, and maximum buying convenience.

Maintain and strengthen our strategic relationships with suppliers and customers. A key to our ability to provide quality products and services to our customers is to form strategic relationships with wireless application service providers, wireless Internet service providers and manufacturers of wireless equipment. We are pursuing relationships with print on demand companies, and middleware providers for the wireless industry. We will pursue partnerships with other WASPs that provide wireless integration platforms such as Air2Web, Geoworks, and Aether Systems. Other strategic alliances will include hardware manufacturers such as Nokia, Psion, Ericsson, HP, Palm, and Compaq. It is also vital to partner with multiple carriers such as Motient's Ardis Network, AT&T Wireless, Bell South, Bell Atlantic, etc. These relationships will allow us to provide our customers with the complete service they require. Fostering these relationships at this stage provides us with an advantage over our current and potential competitors.

Pursue selective acquisitions to expand our capabilities.
We will pursue acquisitions that we believe allow us to expand our available resources such as a wireless ISP, imaging print on demand company, other wireless application service provider, or software development company.


(C)2000 RDC International Inc.                                                25

STRATEGIC ALLIANCES
A key to our ability to meet our customers' needs and provide a complete wireless solution is our relationships with wireless network carriers, sellers or manufacturers of wireless equipment, and print-on- demand companies.

Wireless Network Carriers. We believe that our relationships with wireless carriers are mutually beneficial. We expect the wireless carriers to provide our consumers with clear, quality service that meets their needs. In exchange, we will purchase large blocks of their network capacity on annual contracts for a discounted rate. We are currently in negotiations with AT&T, Bell South, Bell Atlantic and Metricom.

Sellers and Manufacturers of Wireless Equipment. Our services increase the usefulness of wireless devices in the professional marketplace. We are aggressive in our search for new peripheral devices that will cost- effectively deliver our solutions. We strive to foster relationships with these manufacturers in order to best meet the needs of our clients. We have established a reseller relationship with Sierra Wireless for wireless hardware. We are also currently developing DocLYNX7(TM) to port information to devices such as the Palm Pilots, Windows CE PDA's, and Smart Cell phones using the UP browser.

Print-On-Demand. Our services provide our clients with the ability to input minimal information and generate forms and letters on demand. We are aggressively pursuing a strategic relationship with Lason, a leader in document management and imaging. Lason, we anticipate, will become the central data collection and distribution centers for our clients.

Target Vertical Market Relationships. Since we are targeting the real estate industry first, we are developing alliances with various multiple listing services that have direct access to thousands of real estate professionals. We are currently pursuing relationships with InterRealty to allow us access to their database of listings to be retrieved through DocLYNX7(TM). We will continue to pursue these types of relationships with MLS companies and other Internet listing companies such as Realtor.com.


MARKETING RESEARCH
Approximately 15 percent of capital received from investors will be spent on research and development, preparing for the final stages of beta testing the program on live documentation and information. The marketing staff will conduct research internally through surveying new and existing customers, reviewing and analyzing the extensive databases for industry and purchasing trends, and polling the sales staff for ways to develop an efficient marketing plan. Depending on costs, we will consult with third party companies such as Gartner Group, Forrester Research, The Yankee Group, and Aberdeen, to provide management with cutting-edge research trends. The company will seek the help of an outside consulting firm for feasibility studies on future products and services offered.

The success of our Company depends upon our ability to identify and develop new applications and ways to enhance value for its customers. Through a process of rational experimentation, awareness of competitor information and strategies, the Company will become aggressive in developing other e-commerce-based applications for our wireless customers. In addition we will provide future models of revenue generating services to our customers.



(C)2000 RDC International Inc.                                                26

RETRIEVAL MANAGEMENT

Name               Age      Position
---------          ---      ----------

Peter Voghel*      36       Chief Executive Officer

Anthony Cella*     55       Chief Financial Officer

John Harkola*      48       Vice President of Marketing

Bradley Vossler    38       Chief Development Officer

Sharon Ballgae     37       Chief Technology Officer

Don Hamilton       47       Vice President of Sales
----------------------------

* For Management Bio's on Peter Voghel, Anthony Cella, and John Harkola, please refer to page 6 of this document. Bradley Vossler's bio is on page 7.


Sharon Ballgae, Chief Technology Officer, has over 12 years of managing information technology experience. Sharon served as Executive Vice President/CIO of Point.com, a leading wireless aggregate website. Previously, she served as Director of Business Technology for Corbis Corporation a leading Internet business to business broadcasting company. Prior to her start-up experience, Ms. Ballgae consulted for Microsoft and Boeing. She has a B.S. in aeronautical engineering from Embry Riddle Aeronautical University and a M.S. in mechanical engineering from Florida State University, and served as an officer in the United States Air Force.

Don Hamilton, Vice President of Sales, has over 20 years of high level sales experience, most recently with Crompton Corporation. As their Asia Pacific Business Manager, he was responsible for two business units totaling more than $38 million in annual international sales with achieved growth rates in excess of 40 percent per annum. Prior to that, he was the National Corporate Account Manager for Union Carbide Corporation, responsible for growing and managing domestic and international sales from $2 million to $15 million per year. Mr. Hamilton has won numerous sales awards and honors including selection to the Sales Council, which places him in the top 1percent of sales and management personnel of the Fortune 100 companies. His customer and industry involvement includes petroleum, refining, electronics, wire and cable, pulp and paper, cosmetics and personal care, agriculture, textile, paint and coatings, rubber and plastics, and automotive. Mr. Hamilton has B.S. degrees in business administration from the University of Redlands, and mechanical engineering from California State University at Northridge.


(C)2000 RDC International Inc.                                                27

OPERATIONS
Engineering and Project Implementation. Our most important operational resource is our development team, which includes software engineers who specialize in developing applications for the web community. Our engineers, on average, have 13 years experience in application design.

Technology and Network Operations. We operate a secure network operations center in Lincoln, Nebraska, which will be moved to Sarasota, FL upon funding. We believe that this center will be a vital part of our service offering. Our clients will depend on us to provide them with safe, secure data storage and retrieval without the burdens of managing the technology and operations of such a system. The network operations center provides remote back up services in addition to the data server in our center.

Development Timetable. Our team, with creativity, experience, passion and vision, has moved DocLYNX7(TM) from concept to launch in an extremely short period of time and with no capitalization. We are confident that with an infusion of investment funding we can bring the product and service to market within a matter of months.

Sales and Marketing. (See Marketing Section) We will market our services through direct sales, a complete Internet marketing strategy, our website featuring an e-commerce server for secured downloads, and channel partners. We will market our products to professional individuals seeking solutions to their information management and retrieval needs. Our sales operations will encompass real time high level reporting down to the field level. Conversion rates, specific opportunity tracking, and high level appointment setting will drive our efforts. Our target customer is the mobile professional.


INTELLECTUAL PROPERTY RIGHTS
Retrieval Dynamics, DocLYNX7(TM), Qxprint(TM), Qxprint+(TM), eWASP(TM), "partnering the powerful with the personal(TM) and its services and materials are trademark protected. Retrieval Dynamics is making every effort to hold secure the intellectual property rights of the development, software and systems to support DocyLYNX7(TM) and Qxprint(TM).



(C)2000 RDC International Inc.                                                28

                             RDC INTERNATIONAL, INC.



SUBSCRIPTION PROCEDURES
Investors wishing to subscribe for Shares must execute and deliver the following items:



         1.        Subscription Agreement;

         2.        Confidential Purchaser Questionnaire; and

         3.        Either

               (a) A check payable to RDC International, Inc. in the amount of $1.00 multiplied by the number of Shares subscribed for; OR

               (b) A wire transfer in the amount of $1.00 multiplied by the number of Shares subscribed for. Subscribers wishing to pay for their shares by wire transfer should obtain wire instructions from RDC International, Inc. (941) 365-9955.



The minimum subscription amount is $25,000. (25,000 shares*)



By executing the Subscription Agreement, each purchaser will represent, among other things, that (a) he is acquiring the Shares being purchased by him for his own account, for investment purposes and not with a view toward resale or distribution and (b) immediately prior to his purchase, such purchaser satisfies the eligibility requirements set forth in this Confidential Private Offering Memorandum. (see "Terms of the Offering - Investor Suitability Standards"). In addition, since each purchaser will be subject to certain restrictions on the sale, transfer or disposition of his Shares as contained in the Subscription Agreement, a purchaser must be prepared to bear the economic risk of an investment in the Shares for an indefinite period of time. An investor in the Shares pursuant to the Subscription Agreement and applicable law, will not be permitted to transfer or dispose of the Shares, unless they are registered or unless such transaction is exempt from registration under the Act and other applicable securities laws, and in the case of a purportedly exempt sale, such investor provides (at his own expense) an opinion of counsel satisfactory to RDCI that such exemption is, in fact, available. Certificates representing the Shares of common stock will bear a legend relating to such restrictions on transfer.

RDCI has the right to revoke the offer made herein, to refuse to sell Shares to a particular subscriber for any reason or to allot to any subscriber a number of Shares less than the number sought to be subscribed for. If RDCI rejects any subscription, it will give written notice to the Subscriber, by personal delivery or first-class mail.




* excluding warrants


(C)2000 RDC International Inc.                                                29

INVESTOR SUITABILITY STANDARDS
The Shares are being offered without registration under the Act, pursuant to the exemptions provided by Rule 506 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended. The availability of this exemption depends, among other things, on the financial condition and nature of the purchasers and manner of the Offering. Consequently, the Shares will be offered only to accredited investors, as defined in Rule 501(a) of Regulation D promulgated under the Act.

Regulation D defines an "accredited investor" to include:

          1. Any natural person whose individual net worth o joint net worth with that person's spouse at the time of his purchase exceeds $1,000,000;
          2. Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
          3. Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial matters that such person is capable of evaluating the risks and merits of an investment in the Shares; and any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity;
          4. Any corporation, business trust or partnership that was not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; and
          5. Any entity in which all of the equity owners ar accredited investors. The Purchaser Questionnaire requires subscribers to answer questions related to their qualification as accredited investors.

In addition to the types of investors set forth above, Regulation D also defines accredited investors to include:

          1. Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity;

          2. Any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;
          3.   Any insurance company as defined in Section 2(1 of the Act;
          4. Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in
               Section 2(a)(48) of that Act;
          5. Any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(3) or (d) of the Small Business Investment Act of 1958;
          6. Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
          7. Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
          8. Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; and
          9. Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

PLAN OF DISTRIBUTION

(C)2000 RDC International Inc.                                                30

RDC International, Inc. is offering up to an aggregate maximum of 5,000,000 Shares* to investors in this Offering. The Shares are being offered and sold directly by RDCI. The Offering will terminate not later than December 31, 2000 (any such date upon which the Offering terminates is referred to herein as the "Termination Date"). RDCI may terminate the Offering at any time and without notice to prospective investors.

The minimum subscription amount per investor is $ 25,000, or 25,000 Shares* ("Minimum Subscription Amount"), unless RDCI, in its sole discretion, agrees to waive the Minimum Subscription Amount.

All proceeds will be turned over to RDCI immediately upon acceptance of subscriptions. There will not be any escrow of subscription funds.


ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PROSPECTIVE INVESTORS

In order to ensure that a prospective investor satisfies certain minimum suitability requirements imposed by applicable federal securities laws, each prospective investor will be required to execute a Subscription Agreement and thereby make certain representations and warranties including, but not limited to, that: (a) he has had a reasonable opportunity to ask questions of and receive answers from the Company concerning the Company and the Offering, and all such questions, if any, have been answered to his full satisfaction; (b) he has such knowledge and expertise in financial and business matters that he is capable of evaluating the merits and risks involved in an investment in the Shares; (c) he is able to bear the economic risk of losing his entire investment in the Shares; (d) he will not sell or otherwise transfer any of the Shares, or any interest therein, unless and until (A) such Shares shall have first been registered under the Act and/or all applicable state securities laws; or (B) he shall have first delivered to the Company a written opinion of counsel that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws; (e) he an "accredited investor," as such term is defined in Rule 501(a) of Regulation D of the Rules and Regulations promulgated under the Act and as set forth in the Confidential Purchaser Questionnaire; and (f) he is purchasing the Shares for investment purposes only, and without a view for resale or distribution of the Shares. The ability of a prospective investor to make the foregoing representations does not necessarily mean that the Shares are a suitable investment for such prospective investor or that such investor's subscription will be accepted by RDCI. See the Subscription Agreement contained in the Subscription Booklet attached hereto.


RESTRICTION ON TRANSFERABILITY:

REGISTRATION RIGHTS
The shares we are offering have not been registered under the Act or any applicable state securities law and, therefore, cannot be resold unless so registered or exempt from registration. Certificates for the shares will bear a restrictive legend, stating that such securities have not been registered under the Act and may not be transferred or sold unless registered or exempt from registration hereunder. Unless so registered, an investor may not be able to sell or transfer the shares for a prolonged period. As part of the Subscription Agreement, RDC International, Inc. will grant the subscribers certain piggyback registration rights with respect to the shares. However, there can be no assurance as to when, if ever, RDCI will complete a public offering in which investors will be able to sell. While it is RCDI's intention to register such shares of common stock in any public offering of RDCI's securities after its initial public offering, the subscribers will agree that the shares may be restricted from sale or transfer for a period of up to one year after the effectiveness of a registration statement covering the shares, even if such shares are registered in such public offering.

* excluding warrants


(C)2000 RDC International Inc.                                                31

FORWARD-LOOKING FINANCIAL INFORMATION THE FINANCIAL INFORMATION PRESENTED IS UNAUDITED AND HAS NOT BEEN REVIEWED BY OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

Attached are management's projection of the total annualized revenues and earnings based on the Company's current product release phases for DocLynx7(TM), full and base plans, and Qxprint(TM). These expectations with respect to revenues and net earnings are outlined for the years ended December 31, 2000, 2001 and 2002 respectively.

Management's expectations are based on current market and industry indicators, expected demand within each market area, and the ability to ramp up. Taking a conservation approach, the company has projected operating expenses based on immediate realization of costs for each market segment. Conversely, projected revenues are estimated at a slower rate (or "lagged" behind each market segment) as customers are added to the subscriber base.

Expansion from one market segment to another will overlap. As a market presence is established in each segment and a minimum number of subscribers is attained, RDCI will then begin initial operations on the next market segment targeted for release. This method of releasing products into the market place will allow the Company to ramp up quickly in scale and size, while at the same time providing the company with the best opportunity to establish market dominance early. In addition, entering into the market segments will control the cost of operations and allow the Company to finance the forecasted growth from with the Company's own capital structure.

For the purposes of review, the Company has included the following financial. (See all schedules below, attached)


          1. Forecast and Budget Presentation for the years ended December 31, 2000, 2001 and 2002
          2.   Cash Flow Summary
          3.   Revenue  Chart for the years ended  December 31,  2000,  2001 and
               2002
          4.   Revenue & EBITDA for the years ended December 31, 2000,  2001 and
               2002
          5.   Schedule of Use of Proceeds  for Initial  Public  Issue of Common
               Stock


(C)2000 RDC International Inc.                                               32

[GRAPHIC OMMITTED]



(C)2000 RDC International Inc.                                               33

[GRAPHIC OMMITTED]


(C)2000 RDC International Inc.                                               34

[GRAPHIC OMMITTED]

(C)2000 RDC International Inc.                                               35

[GRAPHIC OMMITTED]

(C)2000 RDC International Inc.                                               36